Exhibit 10.37
October 26, 2007

Mr. Gerald Bucan
1134 N. Rossell Avenue
Oak Park, IL  60302

Dear Jerry:

I am pleased to confirm that Compass Minerals (CMP) wishes to invite you to join our Leadership Team, by making you this offer of employment.  If you accept this offer, your title will be Vice President and General Manager, Consumer and Industrial.  This is an Officer position with CMP.  You will begin work on November 12, 2007 (or earlier by mutual agreement), reporting directly to me.  This position will be based at our corporate office in Overland Park, Kansas.

The Vice President and General Manager, Consumer and Industrial is a full-time exempt position.  Your annual starting salary will be $255,000.  In addition to your base salary, you will participate in the CMP Annual Incentive Plan (AIP) for 2008.  You will be eligible to participate in the AIP for a target bonus of 50% of your base salary.  In addition, you will receive an equity grant of 8,100 Non-Qualified Stock Options; and 2,700 Restricted Stock Units as your initial Long Term Incentive Plan (LTIP) grant.  This equity grant will be subject to all the terms and conditions of the plan.  Going forward you will participate in LTIP at the regular cycle beginning in 2009.

You are eligible for the Executive Relocation benefit to facilitate your relocation to the Greater Kansas City area.  I have enclosed a copy of the policy for your review.

You will be offered a Change in Control (CIC) Severance Agreement which includes a Restrictive Covenant.  In brief, the CIC provides two times annual base salary and bonus in the event of termination upon a qualifying CIC event.  This is a standard Leadership Team severance agreement which you must execute as a condition of employment.  A copy of the CIC Severance in enclosed.

You will also be eligible to participate in other executive benefits i.e., an annual Executive Physical examination, Executive Long Term Disability, and participation in the CMP Restoration Plan (deferred compensation). A summary of these benefits are enclosed.  You will also be eligible to participate in all other standard benefits offered employees.  A standard employee benefit packet is also enclosed.

You will be granted two weeks (10 days) vacation for 2007 to accommodate your previous plans for vacation scheduled in November and December.  January 1, 2008, you will be eligible for four weeks (20 days) vacation.  Because this vacation is an exception to our vacation policy, it is important to point out that future vacation eligibility will be earned in accordance with the Company’s vacation eligibility policy.

This offer of employment is conditional upon the verification of a satisfactory background investigation, verification of your authorization to work in the U.S., and satisfactorily passing a drug screen.

The Immigration and Control Act of 1986 requires employers to verify that every new hire is either a U.S. citizen or eligible to be employed in this country.  We are required to examine and will copy any one of the following: US passport, certification of U.S citizenship or naturalization, a valid foreign passport authorizing U.S. employment, a resident alien card containing employment, a resident alien card containing employment authorization, or other document designated by the Immigration and Naturalization Service.

Alternatively, verification can be accomplished by providing two forms of documentation one which establishes identity and one, which establishes employment eligibility.  Examples of documents, which show employment eligibility: Social Security card or birth certificate; and examples, which are proof of identity: driver’s license or other state issued card, which contains photograph or other identifying information.

The above documentation must be presented prior to commencing employment.  Please bring the appropriate items on your start date.

Please sign the duplicate copy of this letter, acknowledging your acceptance and anticipated employment date, and complete the enclosed Application for Employment, and return to me in the enclosed return envelope.

By signing the letter below, you understand and agree that your employment with the company is at-will.  That is, your employment is not for any specified duration and you or the Company may terminate it, at any time, with or without cause and with or without notice.

I look forward to you joining the Company.

Sincerely,

Angelo Brisimitzakis
President and CEO

_______________________________             Employment date:  November 12, 2007

Gerald Bucan                Date

Jerry Bucan
1134 N. Rossell Avenue
Oak Park, IL  60302

Dear Jerry:

By this letter, the Company agrees to pay you severance equal to your starting annual salary, less applicable deductions and withholding, in the event it terminates your employment without “Cause” on or before November 11, 2008, provided you execute a release in the form acceptable to the Company as a condition of receipt of such severance.  For purposes of this agreement, the definition of “Cause” in your Change in Control Severance Agreement shall apply.  Note:  The Company shall not be obligated to make any severance payment under this letter agreement in the event the termination is a “Qualifying Termination” under the Change in Control Severance Agreement.

Angelo Brisimitzakis                                                   Date                   Jerry Bucan                                                       Date